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FORM 4

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[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instruction 1(b).


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

  Sokolow                          Nicholas
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   (Last)                           (First)             (Middle)

c/o Sokolow, Dunaud, Mercadier & Carreras
55 Avenue Kleber
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                                    (Street)

  Paris                             France              75016
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   (City)                           (State)              (Zip)

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2. Issuer Name and Ticker or Trading Symbol

     Clarus Corporation (CLRS)
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Day/Year

     December 2, 2002
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5. If Amendment, Date of Original (Month/Day/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
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7. Individual or Joint/Group Filing (Check Applicable Law)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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
                                                                                                 5.
                                                                 4.                              Amount of      6.
                                                                 Securities Acquired (A) or      Securities     Owner-
                                       2A.          3.           Disposed of (D)                 Beneficially   ship
                            2.         Deemed       Transaction  (Instr. 3 and 4)                Owned          Form:     7.
                            Trans-     Execution    Code         ------------------------------- Following      (D)Direct Nature of
1.                          action     Date, if     (Instr. 8)                                   Reported       or (I)    Indirect
Title of Security           Date       any          ------------                                 Transaction(s) Indirect  Beneficial
(Instr. 3)                  ------     ---------                                (A)              (Instr. 3 and  (Instr.4) Ownership
                 (Month/Day/ (Month/Day                                          or     4)                      (Instr. 4)
                              Year)      Year)      Code     V      Amount      (D)    Price
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

Common Stock, par value     12/2/02                   P             4,000        A     $5.35     145,350         I        By ST
$0.0001 per share                                                                                                         Investors
                                                                                                                          Fund, LLC
                                                                                                                          (1)
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
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FORM 4 (continued)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or               3A.               Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            Deemed     4.     Securities    Date              Securities        Price   Owned     ity:     In-
             cise    3.       Execut-    Trans- Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   Trans-   ion        action or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      action   Date if    Code   of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  Date     Any        (Instr.(Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   (Month   (Month         8) 4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  /Day     /Day       ------ -----------   Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     /Year)   /Year      Code V  (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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
Stock        $5.99                                             (2)     5/28/09  Common    21,250          21,250      D
Options                                                                         Stock
(Right to
Buy)
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


(1) The reporting person disclaims beneficial ownership of these securities and this report shall not be deemed an admission that the reporting person is the beneficial owner of these securities for the purposes of Section 16 of the Securities Exchange Act of 1934 or otherwise.
(2) Options to purchase 2,500 shares become exercisable on each of August 28, 2002, November 28, 2002 and February 28, 2003, and options to purchase 13,750 shares become exercisable on May 28, 2003.



*If the Form is filed by more than one reporting person, See Instruction
4(b)(v).

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



/s/ Nicholas Sokolow                                       December 3, 2002
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*Signature of the Reporting Person                         Date